Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Quanterix Corporation, a Delaware corporation (the “Company”); and

WHEREAS, Kent Lake Partners LP, Kent Lake PR LLC and Benjamin Natter (collectively, “Kent Lake”), Alexander G. Dickinson, Bruce Felt and Hakan Sakul (collectively, the “Nominees”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2025 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 28th day of February, 2025 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”) and Mr. Natter of Kent Lake of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than four (4) hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Notwithstanding the foregoing, so long as this agreement is in effect, each of the Nominees agrees to provide Kent Lake advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he has, or would have, direct or indirect beneficial ownership so that Kent Lake has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any such Nominee. Each of the Nominees agrees that he shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Kent Lake.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by Kent Lake), (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Kent Lake shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release, Company communication or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be as directed by Kent Lake.

7.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Section 2 and Section 3, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the provisions of this agreement.

8.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.       The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 5 and Section 9, which shall survive any termination of this agreement) shall terminate upon the earlier to occur of (i) the conclusion of the Annual Meeting or (ii) Kent Lake providing written notice of termination to the other parties; provided, however, either Nominee can terminate, with respect to himself, his rights and obligations under this agreement and will no longer be deemed a member of the Group by providing written notice to Kent Lake of withdrawal of his consent to serve as a Nominee.

11.       Each party acknowledges that Wilson Sonsini shall act as counsel for both the Group and Kent Lake relating to their investment in the Company.

12.       Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed as of the day and year first above written.

KENT LAKE PARTNERS LP

By: Kent Lake PR LLC, its General Partner

By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

Kent Lake PR LLC

By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

/s/ Alexander G. Dickinson
Alexander G. Dickinson

/s/ Bruce Felt
Bruce Felt

/s/ Hakan Sakul
Hakan Sakul

[Signature Page to Joint Filing and Solicitation Agreement]